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                                                                   EXHIBIT 10.10

June 19, 2002

Mr. Gary L. Gregory
4951 Mission Hill Place
Tucson, AZ 85718


Dear Gary:

On behalf of NeuroMetrix, Inc. and the Board of Directors, we are pleased to offer you the position of Executive Vice President of Worldwide Sales. The terms of this employment offer are as follows:

-    START DATE: July 1, 2002

- TITLE & RESPONSIBILITIES: Executive Vice President of Worldwide Sales reporting only to the Chief Executive Officer, President, Chief Operating Officer or Board of Directors. Responsible for the oversight of worldwide sales, corporate accounts or any other services and duties in connection with the business, affairs and operations of NeuroMetrix as may be assigned or delegated to you that are not inconsistent with your title and responsibilities from time to time by or under the authority of only the Chief Executive Officer, President, Chief Operating Officer or Board of Directors.

- BASE SALARY: At a rate of $200,000 per year. The Base Salary shall not be subject to decrease. The Base Salary shall be subject to increase in the sole and absolute discretion of the Chief Executive Officer or Board of Directors.

-    VARIABLE COMPENSATION:

- You will be eligible to receive a target of 50% of your annual base salary as variable compensation based upon your performance as set forth in more detail below. You understand that, as a result of the Variable Compensation program, as outlined in this letter, you will not be eligible to take place in the Company's annual cash bonus program.

          VARIABLE COMPENSATION FOR REMAINDER OF 2002:

          - Subject to your continued employment, for the third and fourth quarters of 2002 and year end of 2002, the Company will measure your performance against certain Initial Management Business Objectives (the "Initial MBOs") which the Company shall develop in consultancy with you and your targets will be $20,000 per quarter and $10,000 at year end. The Initial MBOs will set forth certain objectives that are weighted by importance and contain a corresponding payout level for over or under performance against each objective. The Company shall generally endeavor to make any required payment within 45 days but in any event no later than 90 days following the end of the relevant period.

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          VARIABLE COMPENSATION FOR YEARS AFTER 2002:

          - Subject to your continued employment, after 2002, your variable compensation for each quarter and at year end will be measured by a Performance Matrix to be developed by the Company in consultancy with you. The Performance Matrix will set forth Management Objectives (MBOs) which will be weighted by importance and contain a corresponding payout level for over or under performance against each objective. The primary MBO, representing at least 80% of the variable compensation potential is attainment of quarterly and annual sales revenue as defined by the "Sales and Marketing Plan" which will be developed by the Company in consultancy with you.

          - The Company will pay you your Variable Compensation at quarterly and year-end intervals, with a target of 10% of your then annual Base Salary per quarter and 10% of your then annual Base Salary at year end. In the event that you meet or exceed the annual MBO targets, the quarterly payouts will be reconciled at year end. The Company shall generally endeavor to make any required payment within 45 days but in any event no later than 90 days following the end of the relevant period.

- STOCK OPTION: The Company will issue you an incentive stock option (the "Option") to purchase 440,000 shares of the Company's Common Stock to be sold pursuant to a stock option agreement (the "Option Agreement") under the Company's Amended and Restated 1998 Equity Incentive Plan (the "Plan") at an exercise price of $0.5625 per share. The Option Agreement will provide that the Option will be subject to a vesting schedule that will require you to remain employed with the Company for three and one-half (3.5) years to earn the right to purchase all of the shares. Except as provided in the last sentence of this paragraph, pursuant to the Option Agreement, you will not be entitled to purchase any shares if your employment with the Company terminates for any reason within the first twelve months of your employment. The Option Agreement will provide that at the end of the twelfth month you will be entitled to purchase 12/42 of the shares and then 1/42 per full month of employment thereafter. The Option Agreement will provide that in the event of the termination of your employment for any reason, you shall be entitled to exercise any vested portion of the Option until the tenth anniversary of the date of the Option. Your participation in the Plan and the grant of the Option is subject to all terms of the Plan and the Option Agreement and is further contingent upon your execution of the Company's standard stock-related agreements referenced below. Notwithstanding the foregoing, in the event you are entitled to severance as provided under the heading "Severance" below and you execute the Release (as defined below), (i) if the first day of the Severance Period occurs within the first six (6) months of the commencement of your employment, then 9/42 of the shares shall be deemed vested as of the first day of the Severance Period and (ii) if the first day of the Severance Period occurs after the first six months of the commencement of your employment, then, 1/42 of the shares for each full month of your employment, plus another 9/42 of the shares shall be deemed vested as of the first day of the Severance Period.

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     After you have been employed with the Company for two (2) years (but not before) in the sole and absolute discretion of the Chief Executive Officer, President or Board of Directors, you may be entitled to participate in other equity compensation programs available to employees of the Company as part of the Company's annual bonus program.

- RELOCATION ALLOWANCE: The Company will cover up to $70,000 of the reasonable and customary actual selling, moving, home acquisition and closing costs related to your relocation to the Boston area, based upon direct billing to the Company or your submission of supporting receipts on a timely basis. You understand and agree that, in the event that you voluntarily terminate your employment for any reason other than as described in clause (ii) under the heading "Severance" below within the first year of commencing work for NeuroMetrix, that you will reimburse the Company for the actual expenses incurred by the Company in accordance with this provision within 7 days of your resignation and that, to the extent you fail to remit the full amount to the Company, the Company will retain the right to offset any amounts that you continue to owe against any monies due to you by the Company after your resignation, in addition to any other legal remedies that the Company may pursue.

- ALLOWANCE FOR COST OF LIVING INCREASE: Within one month of the commencement of your employment, the Company will make a one-time payment to you of $25,000 to offset the increase in your cost of living as a result of your move to the Boston area. You understand and agree that, in the event that you voluntarily terminate your employment for any reason other than as described in clause (ii) under the heading "Severance" below within the first year of commencing work for NeuroMetrix, that you will reimburse this $25,000 to the Company within 7 days of your resignation and that, to the extent you fail to remit the full amount to the Company, the Company will retain the right to offset any amounts that you continue to owe against any monies due to you by the Company after your resignation, in addition to any other legal remedies that the Company may pursue.

- BENEFITS: The Company will provide medical insurance coverage and other benefits on the same terms and conditions as provided to the Company's employees or other senior executives from time to time.

-    CAR ALLOWANCE: You will receive a monthly car allowance of $600 per month.

- PAID TIME OFF: You will be eligible to take the following number of paid vacation days per full year of employment:

          July 1, 2002 - June 30, 2003:                           10 days
          July 1, 2003 - June 30, 2004:                           10 days
          July 1, 2004 - June 30, 2005 and each year thereafter:  15 days

     Vacation days will accrue on a monthly basis commencing on the first day of employment. You also will be eligible for paid-time-off holidays and personal days recognized by the Company.

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-    EMPLOYMENT REQUIREMENTS AND TERM: You will be required to sign the
     Company's standard form Confidentiality and Non-compete Agreement. Notwithstanding anything to the contrary herein or in any other communication between you and the Company, your employment with the Company will be on an at-will basis.

- SEVERANCE: If (i) the Company terminates your employment for any reason other than your willful misconduct or (ii) if you resign following not less than thirty (30) days' prior written notice to the Company that the Company has materially breached this agreement (with such written notice to describe such material breach in detail) and provided that such material breach has, in fact, occurred and remains uncured by the Company during such thirty (30) day period, then you will be entitled to receive continuation of your Base Salary and Car Allowance for a period of nine months from the date of termination (the "Severance Period") subject to your execution of a release of any and all claims that you may then have against the Company in connection with your employment (the "Release"). During the Severance Period, the Company will continue to contribute to your medical insurance coverage, which, subject to your eligibility, will be extended to you under the law known as COBRA at the same rate as if you continued to be employed by the Company.

- CHANGE IN CONTROL: In the event that a Change in Control (as defined below) results in termination of your employment under any circumstances described in clauses (i) or (ii) of the preceding paragraph or your resignation as a result of your required relocation to a worksite more than 50 miles from the Company's then current worksite before the Change in Control, you shall be eligible to obtain the severance benefits outlined in the preceding paragraph, except that the Option Agreement will provide, upon such termination or resignation (if not already vested because of the Change in Control), for the automatic vesting of any unvested and outstanding portion of the Option. For purposes of this Agreement, a "Change in Control" shall mean a consolidation or merger in which the Company is not the surviving corporation or which results in the acquisition of substantially all the Company's outstanding shares by a single person or entity or by a group of persons and/or entities acting in concert, or the sale or transfer of substantially all the Company's assets.

- ARBITRATION OF DISPUTES: Any dispute arising hereunder or arising out of your employment, termination thereof, or any other relations with the Company, whether sounding in tort or contract, by statute or otherwise, including, but not limited to claims of employment discrimination, shall be settled by arbitration in Boston, Massachusetts, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association before a single Arbitrator. Notwithstanding the foregoing, disputes arising under the Confidentiality and Non-compete Agreement shall not be subject to arbitration.

- TAXATION: You understand that payments made pursuant to this agreement may be subject to applicable federal and state withholdings.

- ENTIRE AGREEMENT: This Agreement, the Confidentiality and Non-Compete Agreement and the Option Agreement set forth the entire agreement and understanding between you and the Company regarding all subjects covered herein, the

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     terms of which may not be changed or modified except by agreement in writing signed by you and an appropriate designee of the Board of Directors.

- SEVERABILITY: Should any provision of this agreement, or portion thereof, be found invalid and unenforceable, the remaining provisions shall continue in force and effect.

- GOVERNING LAW: This agreement shall be governed, construed and enforced in accordance with the laws of the Commonwealth of Massachusetts, without regard to principles of conflict of law.

Please contact me if you have any questions regarding this offer. Should the above meet with your approval, please acknowledge your acceptance of this offer by signing as indicated below. This offer shall expire if not accepted in writing within seven days of the date of this letter.

We are delighted to offer you the opportunity to join NeuroMetrix. We are confident that you will find the work challenging and rewarding and that you will bring real value to NeuroMetrix.


Sincerely,


/s/ Shai N. Gozani
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Shai Gozani
Chief Executive Officer


ACCEPTED: /s/ Gary L. Gregory                     Date:  June 24, 2002
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             Gary L. Gregory